EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by  reference in Registration Statement No. 333-35901 on Form S-8 and Registration Statement No. 333-111687 on Form S-3 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedules of Amphenol Corporation and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Amphenol Corporation for the year ended December 31, 2004.

/s/ Deloitte and Touche LLP

Hartford, Connecticut
March 11, 2005